Exhibit 99

Editorial Contact:                                   Investor Relations Contact:
-----------------                                    --------------------------
Gwen Carlson                                         Bruce Thomas
Conexant Systems, Inc.                               Conexant Systems, Inc.
(949) 483-7363                                       (949) 483-2698


                  CONEXANT LOWERS THIRD FISCAL QUARTER OUTLOOK

                     Earnings Per Share Expected to Be $0.02

     RED BANK, N.J., July 6, 2004 - Conexant Systems, Inc. (NASDAQ: CNXT), the worldwide leader in semiconductor solutions for broadband communications, enterprise networks and the digital home, today announced that it expects revenues for its third fiscal quarter, which ended July 2, 2004, to be lower than anticipated due primarily to weakness in its wireless local area network
(WLAN) business.

     Conexant now expects total third fiscal quarter revenues to be between $265 million and $270 million and pro forma non-GAAP net earnings per share (EPS) of $0.02, compared to expectations in April of revenues between $308 million and $323 million and pro forma non-GAAP EPS of $0.03 to $0.05.

     "In the third fiscal quarter, a shortfall in demand in our wireless LAN business led to overall company performance that was less than we expected at the beginning of the quarter," said Armando Geday, Conexant's chief executive officer. "Our other businesses, which include solutions for dial-up and digital subscriber line connectivity as well as digital set-top box and PC video applications, were essentially flat, and we are absolutely confident in the long-term prospects for the combined company.

     "Several factors affected our wireless LAN business during the course of the quarter," Geday continued. "A number of Taiwan-based chip suppliers emerged with extremely low-priced solutions, displacing incumbent suppliers in certain high-volume applications. These additional competitors exacerbated pricing pressure in a market already characterized by severe price competition. Also, channel inventory of our customers' products increased as new competitors' products, based on low-priced Taiwanese solutions, caused our customers to lose market share. This new competitive landscape has emerged at a critical juncture in the evolution of the wireless LAN market as the transition from the 11-megabit per second 802.11b standard to the 54-megabit per second 802.11g standard takes place. The orderly and fairly predictable progress of this transition in which we participated last quarter greatly accelerated in the third fiscal quarter as a result of these new low-cost chip entrants, which caused 802.11g products to be priced at levels comparable to 802.11b products.

     "Wireless LAN as a standalone business will continue to be challenging, but we plan on protecting and expanding our position as we see an outstanding growth opportunity moving forward with wireless connectivity becoming ubiquitous in various devices and appliances. We remain committed to participating and continuing to lead in this important market segment.

     "For Conexant overall in the third fiscal quarter, operating expenses came in lower than we anticipated and gross margin should remain in the expected range of 42 percent, despite the weakness in our wireless LAN business," Geday concluded.


Note to Editors, Analysts and Investors

     Conexant will hold a conference call on Tuesday, July 6, 2004, at 8:30 a.m. Eastern time/5:30 a.m. Pacific time. To listen to the conference call via telephone, dial 866-710-0179 (domestic) or 334-323-9854 (international); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant's Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant's Web site at www.conexant.com/ir or by calling 800-858-5309 (domestic) or 334-323-7226 (international); access code: 40313, pass code: 16809.

     The company will report third fiscal quarter financial results and hold its regular conference call for editors, analysts and investors in the last week of July.


About Conexant

     Conexant's innovative semiconductor solutions are driving broadband communications, enterprise networks and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

     Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant's suite of networking components includes a leadership portfolio of IEEE 802.11a/b/g-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug(SM) and HomePNA(TM). The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

     Conexant is a fabless semiconductor company with annual run-rate revenues of approximately $1.2 billion. The company has approximately 2,400 employees worldwide, and is headquartered in Red Bank, N.J. To learn more, please visit us at www.conexant.com.

Safe Harbor Statement

     This press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation; and the risk that the businesses of Conexant and GlobespanVirata will not be integrated successfully, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.